PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FIRST QUARTER 2013 RESULTS

QUAKERTOWN, PA (April 23, 2013) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2013 of $2,408,000, or $0.74 per share on a diluted basis. This represents a slight decrease compared to net income of $2,471,000, or $0.77 per share on a diluted basis, for the same period in 2012.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 1.08% and 13.10%, respectively, for the quarter ended March 31, 2013 compared with 1.15% and 14.71%, respectively, for the quarter ended March 31, 2012.

Total assets as of March 31, 2013 were $918,780,000, compared with $919,874,000 at December 31, 2012. Total loans at March 31, 2013 were $477,402,000, compared with $477,733,000 at December 31, 2012, and total deposits at March 31, 2013 were $799,814,000, compared with $801,638,000 at December 31, 2012.

David W. Freeman, President and Chief Executive Officer stated, “We are pleased with our performance for the first quarter of 2013, especially considering the negative effects of this extended period of low interest rates and the continued sluggish economic recovery. We continue to focus on asset quality and to work with our troubled borrowers toward resolution.”

Mr. Freeman further noted, “During the first quarter we opened two new locations, a full-service branch in Colmar, PA and a business office in Warminster, PA. In addition, QNB Financial Services, which provides securities and advisory services, is off to an excellent beginning with over $14 million in assets under management during its first quarter. We also rewarded our shareholders with a 3.8% increase in the cash dividend.” The Company maintained capital ratios in the first quarter of 2013 that were in excess of regulatory standards for well-capitalized institutions.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2013 totaled $6,333,000, a decrease of $473,000, or 6.9%, over the same period in 2012. Average earning assets for the first quarter of 2013 were $873,241,000, an increase of $37,090,000, or 4.4%, from the first quarter of 2012, with average investment securities increasing $51,907,000, or 15.3%, and average loans decreasing $10,816,000, or 2.2%, over the same period. On the funding side, average deposits increased $40,833,000, or 5.4%, to $794,781,000 for the first quarter of 2013 with growth occurring in average non-interest and interest bearing checking accounts, municipal deposits and savings accounts. During this same time period average borrowed funds decreased $8,137,000 to $33,059,000.

The prolonged low interest rate environment has continued to exert pressure on asset yields and the net interest margin as longer term assets reprice to lower interest rate levels while funding costs are near their implied floors. In addition, the change in the mix of earning assets with investment securities representing a larger proportion of earning assets has also impacted the average yield on earning assets and the net interest margin. The net interest margin for the first quarter of 2013 was 3.17% compared to 3.53% for the first quarter of 2012 and 3.19% for the fourth quarter of 2012. The average rate earned on earning assets declined 61 basis points from 4.41% for the first quarter of 2012 to 3.80% for the first quarter of 2013. When comparing the change in the yield on earning assets between the two first quarter periods, loans and investment securities declined from 5.37% and 3.20%, respectively, for the first quarter of 2012 to 4.91% and 2.51%, respectively, for the first quarter of 2013, a decline of 46 basis points and 69 basis points, respectively. In comparison, the cost of interest-bearing liabilities declined 28 basis points from 1.00% to 0.72% over the same time periods. The interest rate paid on interest-bearing deposits declined by 21 basis points to 0.70% for the first quarter of 2013 compared to the first quarter of 2012.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and considers many factors when performing a quarterly analysis of the appropriateness of the allowance for loan losses and calculating the required provision for loan losses. This analysis considers a number of relevant factors including: specific impairment reserves, historical loan loss experience, general economic conditions, levels of and trends in delinquent and non-performing loans, levels of classified loans, trends in the growth rate of loans and concentrations of credit.

Total non-performing assets were $25,265,000 at March 31, 2013 compared with $24,273,000 as of December 31, 2012 and $23,234,000 as of March 31, 2012. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest, and restructured loans were $22,113,000, or 4.63% of total loans, at March 31, 2013 compared with $21,150,000, or 4.41% of total loans, at December 31, 2012 and $19,903,000, or 4.15% of total loans, at March 31, 2012. The main contributor to the increase compared to both of these periods is the level of restructured loans. During the first quarter of 2013 there was a $1,822,000 loan that was restructured to allow for a three month period of interest only payments. Loans on non-accrual status were $17,465,000 at March 31, 2013 compared with $18,572,000 at December 31, 2012 and $17,064,000 at March 31, 2012. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at March 31, 2013, there were $9,369,000, or 53.6%, that were current at the end of the quarter. While total non-performing loans have increased when comparing the first quarter of 2013 with the first quarter of the prior year, loans classified as substandard or doubtful, which includes non-performing loans, continues to improve. At March 31, 2013 substandard or doubtful loans totaled $44,408,000, a reduction of $9,653,000 from the $54,061,000 reported as of March 31, 2012.

QNB had OREO and other repossessed assets of $1,153,000 as of March 31, 2013 compared with $1,161,000 at December 31, 2012 and $1,277,000 at March 31, 2012. Non-performing pooled trust preferred securities are carried at fair value which was $1,999,000, $1,962,000, and $2,054,000 at March 31, 2013, December 31, 2012 and March 31, 2012, respectively. The increase in the balance of non-performing pooled trust preferred securities compared to year end reflects an improvement in the fair value of these securities and not the purchase of additional securities.

QNB recorded no provision for loan losses in the first quarter of 2013 compared with $300,000 in the first quarter of 2012 and $300,000 in the fourth quarter of 2012. The lack of a provision for the first quarter reflects a slight decrease in total loans and the overall results of the analysis of the adequacy of the allowance for loan losses. Net loan charge-offs were $421,000, or 0.36% annualized of total average loans, for the first quarter of 2013, compared with $85,000, or 0.07% annualized of total average loans, for the first quarter of 2012 and $245,000, or 0.20% annualized of total average loans, for the fourth quarter of 2012. Of the $421,000 in net charge-offs during the first quarter of 2013 almost 70% were fully reserved at year end.

QNB's allowance for loan losses of $9,351,000 represents 1.96% of total loans at March 31, 2013 compared to an allowance for loan losses of $9,772,000, or 2.04% of total loans at December 31, 2012 and $9,456,000, or 1.97% of total loans at March 31, 2012.

Non-Interest Income

Total non-interest income was $1,748,000 for the first quarter of 2013, an increase of $182,000, or 11.6%, compared with the same period in 2012. Net gains on the sale of investment securities accounts for $34,000 of this total increase. QNB recorded $423,000 of net gains on the sale of investment securities during the first quarter of 2013 compared to net gains of $389,000 recognized in the first quarter of 2012. Included in the first quarter 2013 securities gains were $262,000 recorded on the sale of equity securities and $161,000 on sales of bonds, primarily mortgage-backed securities and collateralized mortgage obligations (CMOs). With the excellent performance of the U.S. equity markets in the first quarter of 2013, similar to the first quarter of 2012, QNB elected to sell some equity holdings and recognize gains. In the first quarter of 2012, QNB recorded gains of $386,000 on the sale of equity securities.

There was a $143,000 increase in other non-interest income related to improved mortgage servicing income, title company income and mutual fund and annuity income. During the fourth quarter of 2012, QNB changed vendors related to the mutual fund and annuity income and now provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor. There has been a significant increase in revenue as a result of the change which contributed an additional $84,000 to the quarter. Mortgage servicing fees were $33,000 higher quarter over quarter primarily related to the reversal of a portion of the valuation allowance related to the fair value of mortgage servicing rights as calculated by an independent third-party. Title company income also increased $29,000 when comparing the first quarter of 2013 to 2012.

Non-Interest Expense

Total non-interest expense was $4,940,000 for the first quarter of 2013, an increase of $89,000, or 1.8% as compared to $4,851,000 for the first quarter of 2012. Much of the increase was related to the opening of two new branch locations in the first quarter of 2013. Net occupancy as well as furniture and fixtures expense increased $95,000, or 12.6%. The majority of this increase was attributable to higher depreciation expense, building repairs and maintenance and equipment maintenance costs. Also contributing to the change in non-interest expense was a $38,000, or 18.9%, increase in marketing expense as a result of advertising, public relations, sales promotions and donations costs. Partially offsetting these items was a reduction in salaries and benefits expense of $67,000, or 2.6%. The first quarter of 2012 included an accrual for incentive compensation. In addition, medical and dental benefit premiums and claims decreased approximately $19,000 comparing the first quarter of 2013 to 2012. Other non-interest expense also declined by $45,000, primarily due to lower costs related to OREO, comparing the three months ended March 31, 2013 to the same period in prior year.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Bret H. Krevolin
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnb.com	bkrevolin@qnb.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Assets	$918,780	$919,874	$934,110	$890,136	$882,940
Investment securities (AFS & HTM)	398,447	401,648	425,361	359,081	351,782
Loans receivable	477,402	477,733	477,987	491,263	479,474
Allowance for loan losses	(9,351)	(9,772)	(9,717)	(9,467)	(9,456)
Net loans	468,051	467,961	468,270	481,796	470,018
Deposits	799,814	801,638	817,198	781,007	764,768
Demand, non-interest bearing	72,140	73,685	67,485	69,856	67,464
Interest-bearing demand, money market and savings	461,772	458,719	471,080	426,154	412,015
Time	265,902	269,234	278,633	284,997	285,289
Short-term borrowings	28,873	32,488	31,925	26,570	22,349
Long-term debt	5,285	5,287	5,290	5,293	20,295
Shareholders' equity	78,450	77,623	77,128	74,679	72,542

Asset Quality Data (Period End)
Non-accrual loans	$17,465	$18,572	$18,582	$16,264	$17,064
Loans past due 90 days or more and still accruing	302	-	-	475	171
Restructured loans	4,346	2,578	2,629	4,085	2,668
Non-performing loans	22,113	21,150	21,211	20,824	19,903
Other real estate owned and repossessed assets	1,153	1,161	1,187	1,151	1,277
Non-accrual pooled trust preferred securities	1,999	1,962	1,961	2,015	2,054
Non-performing assets	$25,265	$24,273	$24,359	$23,990	$23,234

Allowance for loan losses	$9,351	$9,772	$9,717	$9,467	$9,456

Non-performing loans / Loans	4.63%	4.41%	4.43%	4.23%	4.15%
Non-performing assets / Assets	2.75%	2.64%	2.61%	2.70%	2.63%
Allowance for loan losses / Loans	1.96%	2.04%	2.03%	1.92%	1.97%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,
For the period:	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12

Interest income	$7,676	$8,015	$8,276	$8,424	$8,633
Interest expense	1,343	1,420	1,553	1,648	1,827
Net interest income	6,333	6,595	6,723	6,776	6,806
Provision for loan losses	-	300	300	-	300
Net interest income after provision for loan losses	6,333	6,295	6,423	6,776	6,506
Non-interest income:
Fees for services to customers	366	398	394	345	339
ATM and debit card	352	369	367	367	364
Net gain (loss) on investment securities available-for-sale	423	84	(37)	141	389
Other	607	541	401	473	474
Total non-interest income	1,748	1,392	1,125	1,326	1,566
Non-interest expense:
Salaries and employee benefits	2,559	2,620	2,609	2,548	2,626
Net occupancy and furniture and equipment	849	815	794	770	754
FDIC insurance premiums	170	180	173	162	180
Other	1,362	1,397	1,358	1,348	1,291
Total non-interest expense	4,940	5,012	4,934	4,828	4,851
Income before income taxes	3,141	2,675	2,614	3,274	3,221
Provision for income taxes	733	550	540	769	750
Net income	$2,408	$2,125	$2,074	$2,505	$2,471

Share and Per Share Data:
Net income - basic	$0.75	$0.66	$0.65	$0.79	$0.78
Net income - diluted	$0.74	$0.66	$0.64	$0.78	$0.77
Book value	$24.19	$24.05	$24.01	$23.33	$22.74
Cash dividends	$0.27	$0.26	$0.26	$0.26	$0.26
Average common shares outstanding - basic	3,232,109	3,215,009	3,202,104	3,190,552	3,180,903
Average common shares outstanding - diluted	3,242,028	3,228,271	3,215,676	3,208,326	3,192,634

Selected Ratios:
Return on average assets	1.08%	0.92%	0.90%	1.16%	1.15%
Return on average shareholders' equity	13.10%	11.63%	11.59%	14.54%	14.71%
Net interest margin (tax equivalent)	3.17%	3.19%	3.26%	3.49%	3.53%
Efficiency ratio (tax equivalent)	57.57%	58.83%	58.90%	55.98%	54.48%

Average shareholders' equity to total average assets	8.23%	7.91%	7.77%	7.95%	7.81%
Net loan (recoveries)/charge-offs	$421	$245	$51	$(12)	$85
Net loan charge-offs (annualized) / Average loans	0.36%	0.20%	0.04%	-0.01%	0.07%

Balance Sheet (Average)
Assets	$905,388	$919,040	$916,552	$871,956	$865,892
Investment securities (AFS & HTM)	391,853	404,292	381,034	345,391	339,946
Loans receivable	471,468	477,428	483,431	480,352	482,284
Deposits	794,781	807,265	811,180	770,226	753,948
Shareholders' equity	74,527	72,662	71,213	69,283	67,590